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                                                                     EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                 PARENTECH, INC.

                                       AND

                          BRIDGETECH ACQUISITION CORP.

                                       AND

                     BRIDGETECH HOLDINGS INTERNATIONAL, INC.

                                      DATED

                                JANUARY ____ 2005

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                                TABLE OF CONTENTS
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ARTICLE I THE MERGER.........................................................    1

         1.1     THE MERGER..................................................    1
         1.2     CLOSING; EFFECTIVE TIME.....................................    2
         1.3     EFFECT OF THE MERGER........................................    2
         1.4     CERTIFICATE OF INCORPORATION; BYLAWS........................    2
         1.5     DIRECTORS AND OFFICERS......................................    2
         1.6     EFFECT ON CAPITAL STOCK.....................................    2
         1.7     SURRENDER OF CERTIFICATES...................................    4
         1.8     NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.........    4
         1.9     LOST, STOLEN OR DESTROYED CERTIFICATES......................    4
         1.10    TAX CONSEQUENCES............................................    4
         1.11    TAKING OF NECESSARY ACTION; FURTHER ACTION..................    4
         1.12    APPRAISAL RIGHTS............................................    5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.........................    5

         2.1     ORGANIZATION; STANDING AND POWER............................    5
         2.2     CAPITAL STRUCTURE...........................................    6
         2.3     AUTHORITY...................................................    6
         2.4     ACCOUNTING PRACTICES........................................    6
         2.5     LITIGATION..................................................    7
         2.6     RESTRICTIONS ON BUSINESS ACTIVITIES.........................    7
         2.7     GOVERNMENTAL AUTHORIZATION..................................    7
         2.8     COMPLIANCE WITH LAW.........................................    7
         2.9     BROKERS' AND FINDERS' FEES..................................    7
         2.10    VOTE REQUIRED...............................................    7
         2.11    BOARD APPROVAL..............................................    8
         2.12    REPRESENTATIONS COMPLETE....................................    8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........    8

         3.1     ORGANIZATION; STANDING AND POWER............................    8
         3.2     CAPITAL STRUCTURE...........................................    8
         3.3     AUTHORITY...................................................    9
         3.4     LITIGATION..................................................    9
         3.5     RESTRICTIONS ON BUSINESS ACTIVITIES.........................   10
         3.6     CERTAIN AGREEMENTS AFFECTED BY THE MERGER...................   10
         3.7     COMPLIANCE WITH LAWS........................................   10
         3.8     BROKERS' AND FINDERS' FEES..................................   10
         3.9     BOARD APPROVAL..............................................   10
         3.10    REPRESENTATIONS COMPLETE....................................   10
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ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................    10

         4.1     CONDUCT OF BUSINESS.........................................    11
         4.2     RESTRICTIONS ON CONDUCT OF BUSINESS.........................    11

ARTICLE V ADDITIONAL AGREEMENTS..............................................    11

         5.1     MEETING OF STOCKHOLDERS.....................................    11
         5.2     ACCESS TO INFORMATION.......................................    12
         5.3     CONFIDENTIALITY.............................................    13
         5.4     PUBLIC DISCLOSURE...........................................    13
         5.5     CONSENTS; COOPERATION.......................................    13
         5.6     LEGAL REQUIREMENTS..........................................    13
         5.7     TAX TREATMENT...............................................    13
         5.8     COOPERATION TO SATISFY GOVERNMENT AUTHORITIES...............    14
         5.9     BOARD OF DIRECTOR...........................................    14
         5.10    BEST EFFORTS AND FURTHER ASSURANCES.........................    14

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY................    14

         6.1     REPRESENTATIONS AND WARRANTIES..............................    14
         6.2     PERFORMANCE OF COVENANTS....................................    14
         6.3     LITIGATION..................................................    14
         6.4     ANTITRUST LAWS COMPLIANCE...................................    14
         6.5     SHAREHOLDER APPROVAL........................................    14

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF  PARENT AND MERGER SUB    15

         7.1     REPRESENTATIONS AND WARRANTIES..............................    15
         7.2     PERFORMANCE OF COVENANTS....................................    15
         7.3     LITIGATION..................................................    15
         7.4     ANTITRUST LAWS ACT COMPLIANCE...............................    15
         7.5     CONSENTS AND APPROVALS......................................    15
         7.6     MATERIAL CHANGES............................................    15
         7.7     SHAREHOLDER APPROVAL........................................    15

ARTICLE VIII TERMINATION.....................................................    16

         8.1     TERMINATION EVENTS..........................................    16
         8.2     EFFECT OF TERMINATION.......................................    16
         8.3     AMENDMENT...................................................    16
         8.4     WAIVER......................................................    16

ARTICLE IX MISCELLANEOUS.....................................................    16

         9.1     CAPTIONS AND HEADINGS.......................................    16
         9.2     NO ORAL CHANGE..............................................    16
         9.3     GOVERNING LAW...............................................    16
         9.4     PUBLIC ANNOUNCEMENTS........................................    17
         9.5     SUCCESSORS..................................................    17
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9.6     FURTHER ASSURANCES..........................................    17
9.7     CONFIDENTIALITY.............................................    17
9.8     NOTICES.....................................................    17
9.9     NON-WAIVER..................................................    18
9.10    TIME OF ESSENCE.............................................    18
9.11    REMEDIES CUMULATIVE.........................................    18
9.12    SEVERABILITY................................................    18
9.13    ENTIRE AGREEMENT............................................    18
9.14    RULES OF CONSTRUCTION.......................................    19
9.15    EXPENSES....................................................    19
9.16    COUNTERPARTS................................................    19

SIGNATURES..........................................................    22
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                                       iii
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      This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is
made and entered into as of January ___, 2005, by and among Parentech, Inc., a Delaware corporation ("Parent"), Bridgetech Acquisition Corp., a Florida corporation ("Merger Sub") and wholly owned subsidiary of Parent, and Bridgetech Holdings International, Inc., a Florida corporation ("Company") and the persons executing this Agreement listed on the signature page hereto (referred to collectively as "Shareholders" and individually as "Shareholder") who own 100% of the outstanding shares of the Company.

                                    RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Parent combine into a single company through the statutory merger of Merger Sub with and into Parent (the "Merger") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.001 par value ("Company Common Stock"), shall be converted into the right to receive shares of Parent Common Stock, $0.00001 par value ("Parent Common Stock"), at the rate set forth herein.

C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, so that such exchange will constitute a tax-free share exchange under the Code.

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

1.1 THE MERGER. At the Closing Date (as defined herein) and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the applicable provisions of the Florida Business Corporation Act ("Florida Law"), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (the "Closing Date"). The Closing shall take place at the offices of Joseph I. Emas, Esquire, or at such other location as the parties hereto agree.

1.3 EFFECT OF THE MERGER. At the Closing Date, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   CERTIFICATE OF INCORPORATION; BYLAWS.

      1.4.1 The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Closing Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended; except that the Certificate of Incorporation shall be amended such that the name of the Surviving Corporations shall be Bridgetech Holdings International, Inc.

      1.4.2 The Bylaws of the Surviving Corporation, as in effect immediately prior to the Closing Date, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Surviving Corporation shall remain as directors of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall remain as officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

      1.6.1 CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, each of __________ (_____) share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive _______ share of Parent Common Stock (the "Exchange Ratio"), subject to any adjustments made pursuant to Section 1.6.5 (the "Merger Consideration"). Each certificate evidencing shares represented by the Merger Consideration issued pursuant to this
            Section 1.6.1 shall bear the following legend (in addition to any legend required under applicable state securities laws):

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      "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED `UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE 1S MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

      1.6.2 CANCELLATION OF COMPANY COMMON STOCK. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock immediately prior to the Closing Date shall be canceled and extinguished without any conversion thereof.

      1.6.3 COMPANY STOCK OPTIONS; WARRANTS TO PURCHASE COMPANY COMMON STOCK AND CONVERTIBLE NOTES. At the Effective Time, all options to purchase Company Common Stock then outstanding, all warrants to purchase Company Common Stock then outstanding and all promissory notes convertible into shares of Company Common Stock then outstanding shall be assumed by Parent.

      1.6.4 CAPITAL STOCK OF MERGER SUB. At the Closing Date, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Closing Date shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Company, and the Company shall be a wholly owned subsidiary of Surviving Corporation. Following the exchange of the capital stock of the Merger Sub, the Merger Sub shall be dissolved.

      1.6.5 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Closing Date, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

      1.6.6 NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent

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            Common Stock (after aggregating all fractional shares of Parent
            Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be rounded up to the nearest whole number of shares of Parent Common Stock.

1.7   SURRENDER OF CERTIFICATES.

      1.7.1 EXCHANGE AGENT. Parent's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

      1.7.2 PARENT TO PROVIDE COMMON STOCK. Promptly after the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6.1 in exchange for shares of Company Common Stock outstanding immediately prior to the Closing Date.

      1.7.3 EXCHANGE PROCEDURES. Promptly after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Closing Date represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6.

1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (the "Dissenting Shares"), which stockholders comply with all of the relevant provisions of Florida Law (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Florida Law.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any person, means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party's "Knowledge" means such party's actual knowledge after reasonable inquiry of executive officers and directors (within the meaning of Rule 405 under the Securities Act of 1933, as amended ("Securities Act")).

Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure
Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

2.1 ORGANIZATION; STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing in the state of Florida, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. The Company has no subsidiaries. The Company has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation (the "Company Articles of Incorporation"), and the Bylaws, or other charter documents, as applicable, of the Company each as amended to date. The Company is not in violation of any of the provisions of its charter or bylaws or equivalent organization documents. The Company has delivered to Parent correct and complete copies of the minute books (containing the records of meetings of the Stockholders, the board of directors and committees of the board of directors). Such minute books accurately reflect in all material respects the matters referenced therein. The Company has also delivered to Parent correct and complete copies of the stock certificate books and the stock record books of the Company and such books and records accurately reflect the matters referenced therein. The Company has no subsidiaries and never had any subsidiaries.

2.2 CAPITAL STRUCTURE. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $0.01 par value, and no shares of preferred stock, of which there were issued and outstanding as of the close of business on January __, 2005, _______ shares of Common Stock, and no additional shares of Common Stock or preferred stock have been issued through the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound.

2.3 AUTHORITY. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company's stockholders holding a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding Obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Articles of Incorporation or Bylaws of Company, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby.

2.4 ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company financial statements and to maintain accountability for the assets of the Company and (iii) the reported accountability of the assets of

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the Company other than furniture, equipment and fixtures is compared with existing assets at reasonable intervals.

2.5 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its assets or business, or, to the knowledge of Company and any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company.

2.6 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Company which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company.

2.7 GOVERNMENTAL AUTHORIZATION. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

2.8 COMPLIANCE WITH LAW. The Company has complied with and is not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

2.9 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.10 VOTE REQUIRED. The Company has or will have the affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the meeting of the Company stockholders (the "Company Stockholders Meeting ") and such vote is the only vote of the holders of any of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.11 BOARD APPROVAL. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company adopt and approve this Agreement and the consummation of the Merger.

2.12 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificates furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Company to Parent has been prepared in good faith on the basis of assumptions Company believes are reasonable and supportable.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in that section of the document of even date herewith delivered by Parent to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to the Company as follows:

3.1 ORGANIZATION; STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Parent has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered to the Company a true and correct copy of the Certificate of Incorporation (the "Parent Certificate of Incorporation"), and the Bylaws, or other charter documents, as applicable, of Parent, as amended to date. Parent and Merger Sub are not in violation of any of the provisions of their respective charter or bylaws or equivalent organization documents. Parent is the owner of all outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of ________ shares of common stock, $_______ par value, and _______ shares of preferred stock, $_______ par value, of which there were issued and outstanding as of the close of business on

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_____________ 2004, _______ shares of common stock and _______ shares of
Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound.

3.3 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under.

      3.3.1 any provision of the Certificate of Incorporation or Bylaws of Parent, as amended, or;

      3.3.2 any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

3.4 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its assets or business, or, to the knowledge of Parent, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent. Schedule 3.4 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent.

3.5 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Parent which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent.

3.6 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Parent plan or policy or otherwise) becoming due to any current or former director or employee of Parent, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Parent, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

3.7 COMPLIANCE WITH LAWS. Parent has complied with, is in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

3.8 BROKERS' AND FINDERS' FEES. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.9 BOARD APPROVAL. The Board of Directors of Parent has (i) approved this Agreement and the Merger, and (ii) approved the issuance of the shares of Parent Common Stock pursuant to this Agreement. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger. The affirmative vote of the Parent's stockholders is not required to approve the Merger and the affirmative vote of Parent as sole stockholder of Merger Sub is the only vote of the holders of any of Parent's or Merger Sub's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.10 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Parent or Merger Sub herein contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Parent to the Company has been prepared in good faith on the basis of assumptions Parent believes are reasonable and supportable.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and federal and state taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Closing Date. Each of Parent and Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event that would have a Material Adverse Effect on Parent or Company.

4.2 RESTRICTIONS ON CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, each of Parent and Company shall not do, cause or permit any of the following, or allow, without the prior written consent of the other:

      4.2.1 CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

      4.2.2 DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

      4.2.3 STOCK OPTION PLANS, ETC. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1 MEETING OF STOCKHOLDERS. The Company shall promptly after the date hereof take all action necessary in accordance with Florida Law and its respective Articles of

Incorporation and Bylaws to convene the Company Stockholders Meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. The Company shall use reasonable efforts to obtain from its stockholders holding in the aggregate of over 95% of the issued and outstanding shares of Company Common Stock (i) a waiver of such stockholders' appraisal rights with respect to the transactions contemplated by this Agreement; and (ii) the written consent of such stockholders to the transactions contemplated by this Agreement.

5.2   ACCESS TO INFORMATION.

      5.2.1 Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

      5.2.2 Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

      5.2.3 No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.2.4 Each of Parent and Company shall provide the other and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party's and its subsidiaries' Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party or its subsidiaries: (i) a schedule of the types of Tax Returns being filed by Parent or Company, as applicable, and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Parent or Company, as applicable, has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.3 CONFIDENTIALITY. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement, which agreement shall continue in full force and effect in accordance with its terms.

5.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.5 CONSENTS; COOPERATION. Each of Parent and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under the Delaware Law and Florida Law. The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Delaware Corporate Law or any other federal or state antitrust or fair trade law.

5.6 LEGAL REQUIREMENTS. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.7 TAX TREATMENT. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368 reorganization. Neither Parent, the Company nor any of their respective affiliates has taken any action, nor will they take any action, that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

5.8 COOPERATION TO SATISFY GOVERNMENT AUTHORITIES. Parent and the Company shall cooperate to promptly address and, to the extent commercially reasonable or practicable, resolve any concerns of any Government Authority in connection with the Merger.

5.9 BOARD OF DIRECTOR. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of the Surviving Corporation, effective upon the Effective Time, to consist of the current Directors of the Company.

5.10 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      The Company's obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Parent and Merger Sub contained in this Merger Agreement, the schedules or exhibits hereto or in any certificate or document delivered to the Company by Parent and Merger Sub in connection with the transactions contemplated by this Merger Agreement shall be true in all respects, (without giving effect to any materiality qualifications or limitations therein) on and as of the Closing Date with the same effect as though such representations and warranties were made on such date except for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Parent and Merger Sub.

6.2 PERFORMANCE OF COVENANTS. Parent and Merger Sub shall have performed and complied in all material respects with all of the agreements and covenants required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

6.3 LITIGATION. No injunction shall have been issued by any court or Governmental Authority which restrains or prohibits this Merger Agreement or the consummation of the transactions contemplated hereby.

6.4 ANTITRUST LAWS COMPLIANCE. There is an applicable exemption to rules and regulations of the Antitrust Laws applicable to the transactions contemplated by this Merger Agreement.

6.5 SHAREHOLDER APPROVAL. The Company Shareholder Approval required in connection with the consummation of the Merger shall have been obtained.

                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                              PARENT AND MERGER SUB

      The obligations of Parent and Merger Sub to enter into and complete the Closing are conditioned upon the satisfaction or waiver by Parent on behalf of itself and Merger Sub, on or before the Closing Date, of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company contained in this Merger Agreement, the schedules or exhibits hereto or in any certificate or document delivered to Parent or the Merger Sub by the Company in connection with the transactions contemplated by this Merger Agreement shall be true in all respects (without giving effect to any materiality qualifications or limitations therein) on and as of the Closing Date with the same effect as though such representations and warranties were made on such date, except (i) as otherwise contemplated by this Merger Agreement and
(ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on the Company.

7.2 PERFORMANCE OF COVENANTS. The Company shall have performed and complied in all material respects with all of the agreements and covenants required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date, except as otherwise contemplated by this Merger Agreement.

7.3 LITIGATION. No injunction shall have been issued by any court or Governmental Authority which restrains or prohibits this Merger Agreement or the consummation of the transactions contemplated hereby.

7.4 ANTITRUST LAWS ACT COMPLIANCE. There is an applicable exemption to rules and regulations of the Antitrust Laws Act applicable to the transactions contemplated by this Merger Agreement.

7.5 CONSENTS AND APPROVALS. The consents and approvals specified herein shall have been obtained in form and substance satisfactory to Parent in its reasonable discretion.

7.6 MATERIAL CHANGES. There shall not have been any change that has had or could reasonably be expected to have a Material Adverse Effect on the assets, properties, condition (financial or otherwise), prospects or results of operations of the Company from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a Material Adverse Effect, and there shall have been delivered to Parent a certificate, dated the Closing Date, to such effect signed by an authorized officer of the Company.

7.7 SHAREHOLDER APPROVAL. The Company Shareholder Approval required in connection with the consummation of the Merger shall have been obtained.

                                  ARTICLE VIII

                                   TERMINATION

8.1 TERMINATION EVENTS. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

      8.1.1 by written agreement, duly authorized by the Boards of Directors of Parent, Merger Sub and the Company;

      8.1.2 by Parent or the Company if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable.

8.2 EFFECT OF TERMINATION. In the event this Merger Agreement is terminated pursuant to Section 8.1, all further obligations of the parties hereunder shall terminate. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

8.3 AMENDMENT. To the extent permitted by applicable law, this Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub at any time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

8.4 WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1 CAPTIONS AND HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

9.2 NO ORAL CHANGE. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

9.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.4 PUBLIC ANNOUNCEMENTS. Subject to any requirement of applicable law or stock exchange listing agreement, all public announcements or similar publicity with respect to this Merger Agreement or the transactions contemplated hereby shall be issued only with the consent of Parent and the Company. Unless consented to by each party hereto in advance prior to the Closing, all parties hereto shall keep the provisions of this Merger Agreement strictly confidential and make no disclosure thereof to any Person, other than such party's respective legal and financial advisors, subject to the requirements of applicable law or securities exchange regulations.

9.5 SUCCESSORS. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.6 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of this Merger Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Merger Agreement.

9.7 CONFIDENTIALITY. The Confidentiality Agreement between Parent and the Company is incorporated by reference herein and shall continue in full force and effect in accordance with the terms thereof.

9.8 NOTICES. All notices requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

                    If to Parent or Merger Sub:

                    Parentech, Inc.
                    777 S. Coast Hwy. 101, Ste. 215
                    Solana Beach, CA 92075
                    Attention:    Scott Landow
                                  Chief Executive Officer
                    Telephone: (858) 847-9000

                    With a copy to:

                    Joseph I. Emas
                    Attorney at Law
                    1224 Washington Avenue
                    Miami Beach, Florida   33139
                    Telephone: (305) 531-1174

                    If to the Company:

                    _____________________________
                    _____________________________
                    _____________________________

9.9 NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

9.10 TIME OF ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

9.11 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.12 SEVERABILITY. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.13 ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

9.14 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.15 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. All such expenses incurred by the Company ("Company Transaction Expenses") shall be repaid in full at the Closing.

9.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

PARENT                                   THE COMPANY

Parentech, Inc,                          Bridgetech Holdings International, Inc.

By: /s/Scott D. Landow                   By: /s/Herbert Wong
    -----------------------                  -------------------------------
    Name:  Scott D. Landow                   Name:  Herbert Wong
    Title: Chief Executive Officer           Title: Chairman

MERGER SUB

Bridgetech Acquisition Corp.

By: /s/Joseph I. Emas
    -----------------
    Name:  Joseph I. Emas
    Title: Chief Executive Officer